As filed with the Securities and Exchange Commission on September 2, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	26-4413382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 800

Golden, Colorado 80401

(Address of Principal Executive Offices)

Golden Replacement Option Plan

(Full title of the plan)

Robert P. Vogels

Sr. Vice President and Chief Financial Officer

Golden Minerals Company

350 Indiana Street, Suite 800

Golden, Colorado 80401

Telephone: (303) 839-5060
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Deborah J. Friedman
Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Telephone: (303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Securities	to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock (par value $0.01 per share)	661,750 shares	$39.97	$26,451,000	$3,070.96

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement covers any securities that may be offered or issued pursuant to the Golden Replacement Option Plan (“Option Plan”) as a result of adjustments for stock dividends, stock splits and similar changes.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act based upon the exercise prices of the stock options to be registered hereunder.

EXPLANATORY NOTE

In accordance with (i) an Arrangement Agreement between Golden Minerals Company (the “Company”) and ECU Silver Mining Inc. (“ECU”) dated June 24, 2011 and (ii) a Court-approved plan of arrangement under Chapter XVI-Division II of the Business Corporations Act (Québec) (“Plan of Arrangement”) (together, the “Transaction”), the Company has acquired all of the outstanding common shares of ECU.  ECU stockholders received 0.05 shares of Company common stock and Cdn$0.000394 in cash for each ECU common share held immediately prior to consummation of the Transaction.  Concurrent with the consummation of the Transaction, the Company adopted a stock option plan (the “Golden Replacement Option Plan”) pursuant to which the Company issued to former ECU optionholders new options to purchase Company common stock (“Replacement Options”) in exchange for all outstanding options to purchase ECU common shares.  Other than the Replacement Options, no share awards will be issued under the Golden Replacement Option Plan.  As of September 2, 2011, a total of 13,235,000 ECU common shares were issuable upon exercise of outstanding ECU options.  After adjusting for the exchange ratio pursuant to the Plan of Arrangement and for rounding, a total of 661,750 shares of Company common stock par value $0.01 per share (the “Replacement Shares”) would be issuable upon exercise of Replacement Options.  This Registration Statement on Form S-8 (the “Registration Statement”) is filed for the purpose of registering the Replacement Shares.

As used in this Registration Statement, the term “Company” or “Registrant” refers to Golden Minerals Company and its subsidiaries.

PART I

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Golden Replacement Option Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Part II Item 3 hereof, taken together, constitute a prospectus for the Golden Replacement Option Plan that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.                  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are hereby incorporated into this Registration Statement by reference as of their date of filing with the Commission:

(a)           The Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Commission on February 17, 2011;

(b)           The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011;

(c)           The Company’s Current Reports on Form 8-K as filed with the Commission on April 18, 2011 (as amended on April 20, 2011); May 23, 2011; June 24, 2011; June 30, 2011; July 19, 2011; August 24, 2011 and August 30, 2011, and the Company’s Amended Current Report on Form 8-K/A as filed with the Commission on April 22, 2011; and

(d)           The description of the Company’s common stock contained in our registration statement on Form 8-A filed February 5, 2010 with the SEC under Section 12(b) of the Exchange Act (File No. 001-13627), including any subsequent amendment or report filed for the purpose of updating such description.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this

Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.                  INTERESTS OF NAMED EXPERTS AND COUNSEL

Davis Graham & Stubbs LLP (“DGS”) has provided a legal opinion with respect to the validity of the securities being registered pursuant to this Registration Statement.  Deborah Friedman, the Company’s Senior Vice President, General Counsel and Corporate Secretary, is a partner with DGS and devotes approximately half her time to serve as our Senior Vice President, General Counsel and Corporate Secretary and approximately half her time to her legal practice at DGS. The Company pays a monthly flat fee of $13,333 to the firm for the approximately one-half of Ms. Friedman’s time that is devoted to the Company and pay her customary hourly rate to the firm for any time spent by Ms. Friedman in excess of that threshold.  In addition, under the Company’s 2009 Equity Incentive Plan the Company has awarded to Ms. Friedman 37,600 shares of restricted common stock of the Company and options to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $8.00 per share.

ITEM 6.                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is incorporated in the State of Delaware.  Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Section 102(b)(7) of the DGCL provides that a corporation, in its certificate of incorporation, may eliminate or limit personal liability of members of its board of directors for breach of a director’s fiduciary duty.  However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit.  Section 8.1 of the Company’s Amended and Restated Certificate of Incorporation contains such a provision, which eliminates its directors’ liability for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The Amended and Restated Certificate of Incorporation of the Company generally allows indemnification of officers and directors to the fullest extent allowed by law.  The Company currently intends to indemnify its officers and directors to the fullest extent permitted by its Amended and Restated Certificate of Incorporation and the DGCL.

The Company has directors’ and officers’ insurance for directors, officers and some employees for specified liabilities.  The Company also entered into indemnification agreements with each its directors and officers which require it to indemnify its directors and officers to the fullest extent permitted by the DGCL.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Golden Minerals Company Replacement Option Plan
4.2	Specimen of Common Stock Certificate (1)
4.3	Bylaws of Golden Minerals Company (2)
4.4	Amended and Restated Certificate of Incorporation of the Company (2)
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Micon International Limited
24.1	Power of Attorney (included on signature page of this Registration Statement)

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed November 15, 2009.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed March 30, 2009.

ITEM 9.	UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on September 2, 2011.

GOLDEN MINERALS COMPANY

By:	/s/ Jeffrey G. Clevenger
Name:	Jeffrey G. Clevenger
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jeffrey G. Clevenger and Robert P. Vogels, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey G. Clevenger	President, Chief Executive Officer (Principal	September 2, 2011
Jeffrey G. Clevenger	Executive Officer) and Director

/s/ W. Durand Eppler	Director	September 2, 2011
W. Durand Eppler

/s/ Ian Masterton-Hume	Director	September 2, 2011
Ian Masterton-Hume

/s/ Kevin R. Morano	Director	September 2, 2011
Kevin R. Morano

/s/ Terry M. Palmer	Director	September 2, 2011
Terry M. Palmer

/s/ David Watkins	Director	September 2, 2011
David Watkins

/s/ Robert P. Vogels	Senior Vice President and Chief Financial	September 2, 2011
Robert P. Vogels	Officer (Principal Financial and Accounting
Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Golden Minerals Company Replacement Stock Option Plan
4.2	Specimen of Common Stock Certificate (1)
4.3	Bylaws of Golden Minerals Company (2)
4.4	Amended and Restated Certificate of Incorporation of the Company (2)
5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Micon International Limited
24.1	Power of Attorney (included on signature page of this Registration Statement)

(1)       Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed November 15, 2009.

(2)       Incorporated by reference to the Company’s Current Report on Form 8-K filed March 30, 2009.